Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600, extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2006
FOURTH QUARTER AND YEAR END RESULTS
________________________________________________________________

Sales increase of 24% leads to record fiscal year sales of $97.7 million.
Net income increases by 74% for fiscal 2006.
________________________________________________________________

HAUPPAUGE, NY - December 21, 2006 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the fourth fiscal quarter and year ended September 30, 2006.

FOURTH QUARTER RESULTS

Net sales were $22.2 million for the fourth quarter compared to $15.4 million for the previous year’s fourth quarter, an increase of approximately 44%. Growth in North American, European and Asian sales contributed to the sales increase.

In the fourth fiscal quarter of 2006, the Company recorded net income of $50,920 which included charges for year-end incentives and stock compensation. The Company adopted the provisions of SFAS No. 123R Share Based Payments on October 1, 2005, and for the fiscal fourth quarter of 2006 we recorded $81,516 in stock compensation expense. There was no stock compensation expense recorded in the fiscal fourth quarter of 2005. This compares with a net loss of $864,371 for the fourth fiscal quarter of 2005. Net income per share for the fourth quarter was $0.01 on a basic and diluted basis compared to a net loss per share of $0.09 on a basic and diluted basis for the prior year fourth fiscal quarter. The fourth quarter gross profit percentage of 21.66% remained relatively consistent when compared to the gross profit percentage of 21.71% for the previous year’s fourth fiscal quarter.

Selling, General and Administrative expenses increased by $276,423 for the fourth quarter of fiscal 2006 compared to 2005. Higher compensation expenses, year end incentives plus stock compensation expenses were the primary reasons for the increase.

FISCAL YEAR RESULTS

Net sales were $97.7 million for fiscal 2006 compared to $78.5 million for the previous year, an increase of approximately 24%. Growth in North American, European and Asian sales contributed to the sales increase.

Gross profit percentage was 20.32% compared with a gross profit of 22.76% for the previous year. A higher mix of lower gross profit products coupled with an increase in transportation costs were the items driving the gross profit percent decrease.

For the fiscal 2006 year, the Company recorded net income of $2,409,612, compared with net income of $1,386,753 for the fiscal year ended September 30, 2005. The Company adopted the provisions of SFAS No. 123R Share Based Payments on October 1, 2005, and for fiscal 2006 recorded $356,286 in stock compensation expense. There was no stock compensation expense recorded in the previous fiscal year. Net income per share was $0.25 and $0.24 on a basic and diluted basis compared to net income per share of $0.15 and $0.14 on a basic and diluted basis for the fiscal year ended September 30, 2005.

Selling, General and Administrative expenses increased by $212,572 for fiscal 2006 compared to fiscal 2005. Decreases in sales and marketing expenses offset by higher compensation expenses and year end incentives plus stock compensation expenses were the primary reasons for the increase.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer, stated “We believe that our sales increase for the year was due primarily to the growing acceptance of TV as part of the PC multimedia experience, a market we serve with our WinTV-PVR, WinTV-NOVA and WinTV-HVR products.

Helping the sales increase in the quarter was growth in sales of our digital TV tuner receivers for PCs and notebooks plus sales growth of TV receivers for Media Center PCs. In addition, we saw a turnaround in European sales when compared to the previous year’s fourth quarter.

During the quarter, we started shipping the WinTV-HVR-950 “stick”, our hybrid dual format TV tuner for North America plus the new quad format WinTV-HVR-4000 designed for the European market. The WinTV-HVR-950 stick is a pocket sized, external TV receiver which allows for the viewing of ATSC high definition TV plus NTSC cable TV on your PC or laptop. The WinTV-HVR-4000 is Hauppauge’s first product with high-definition satellite TV reception.

For the fiscal year, strong sales of our TV receivers for Media Center PCs plus sales of newly introduced digital TV receivers contributed to a 24% annual sales growth. By keeping corporate expenses under control while we increased our R&D budget, we were able to see a 74% increase in net income and also introduced a record number of new products.”

 ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

This press release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our public reports filed with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K for the year ended September 30, 2005, our Form 10-Q for the quarters ended December 31, 2005, March 31, 2006, and June 30, 2006, and our Form 10-K for the year ended September 30, 2006 to be filed with the Securities and Exchange Commission) many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[Financial Table Follows]

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended September 30,
	2006	2005
Net Sales	$22,155,951	$15,362,266
Cost of Sales	17,356,169	12,026,964
Gross Profit	4,799,782	3,335,302

Selling, General and Administrative expenses	3,843,242	3,566,819
Research & Development expenses	882,378	649,155
Income (loss) from operations	74,162	(880,672)

Other income:
Interest income	10,501	5,657
Foreign currency	9,987	41,844
Total other income	20,488	47,501
Income (loss) before income tax expense	94,650	(833,171)
Income tax expense	43,730	31,200
Net income (loss)	$50,920	($864,371)

Net income per share
Basic	$0.01	($0.09)
Diluted	$0.01	($0.09)

Weighted average shares-basic	9,650,784	9,499,556
Weighted average shares-diluted	10,092,939	9,499,556

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year’s ended September 30,
	2006	2005
Net Sales	$97,662,326	$78,457,785
Cost of Sales	77,817,275	60,599,066
Gross Profit	19,845,051	17,858,719

Selling, General and Administrative expenses	14,115,989	13,903,417
Research & Development expenses	3,164,924	2,493,710
Income from operations	2,564,138	1,461,592

Other income:
Interest income	28,422	13,684
Foreign currency	7,292	60,833
Total other income	35,714	74,517
Income before income tax expense	2,599,852	1,536,109
Income tax expense	190,240	149,356
Net income	$2,409,612	$1,386,753

Net income per share
Basic	$0.25	$0.15
Diluted	$0.24	$0.14

Weighted average shares-basic	9,593,050	9,431,695
Weighted average shares-diluted	10,019,514	9,988,646

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	September 30, 2005
Assets:

Current Assets:
Cash and cash equivalents	$ 9,020,941	$ 7,567,393
Accounts receivables, net of various allowances	16,132,928	13,048,076
Inventories	9,905,746	9,806,785
Prepaid expenses and other current assets	895,223	1,087,453
Total current assets	35,954,838	31,509,707

Property, plant and equipment, net	612,311	525,108
Security deposits and other non current assets	83,239	81,529
	$ 36,650,388	$ 32,116,344

Liabilities and Stockholders’ Equity :

Current Liabilities:
Accounts payable	$ 12,011,232	$ 10,750,560
Accrued expenses -licensing fees	5,481,005	4,126,506
Accrued expenses	1,174,323	1,121,842
Income taxes payable	204,103	175,944
Total current liabilities	18,870,663	16,174,852

Stockholders' Equity
Common stock $.01 par value; 25,000,000 shares authorized
10,260,464 and 10,107,936 issued, respectively	102,605	101,080
Additional paid-in capital	14,222,890	13,603,705
Retained earnings	5,721,500	3,311,888
Accumulated other comprehensive income	(509,319)	682,770
Treasury Stock, at cost, 607,547shares	(1,757,951)	(1,757,951)
Total stockholders' equity	17,779,725	15,941,492
	$ 36,650,388	$ 32,116,344

# # # # # # #